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                                                                    EXHIBIT 11.1

                                ZMAX CORPORATION

                               EARNINGS PER SHARE
               CALCULATION OF WEIGHTED-AVERAGE SHARES OUTSTANDING

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
                                                        1995    1996
                                                       ------- -------
Shares issued to former stockholders of CSI........... 400,000 400,000
Additional shares outstanding after CSI transaction...    --   455,712
                                                       ------- -------

Weighted-Average Shares Outstanding................... 400,000 855,712
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